EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION

OF

IVAX CORPORATION

     The Articles of Incorporation of IVAX CORPORATION, a Florida corporation (the “Corporation”), are restated pursuant to Section 607.1007 of the Florida Business Corporation Act, to read in their entirety as follows:

ARTICLE I – NAME

     The name of the corporation is IVAX Corporation (hereinafter called the “Corporation”).

ARTICLE II – ADDRESS OF PRINCIPAL OFFICE AND MAILING ADDRESS

     The address of the principal office of the Corporation and the mailing address of the Corporation are 4400 Biscayne Boulevard, Miami, Florida 33137.

ARTICLE III – CAPITAL STOCK

The aggregate number of shares which the Corporation shall have authority to issue is Five Hundred Forty-Six Million, Eight Hundred Seventy-Five Thousand (546,875,000) shares of Common Stock, par value $0.10 per share.

ARTICLE IV – PURPOSE

     The Corporation is organized for the purpose of transacting any or all lawful business for corporations organized under the Florida Business Corporation Act.

ARTICLE V – SPECIAL MEETINGS OF SHAREHOLDERS

     The shareholders of the Corporation may not call a special meeting of shareholders unless the holders of at least 50% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Corporation’s secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

EXHIBIT 3.1

     The foregoing restatement was duly adopted by the Board of Directors of the Corporation without shareholder action and shareholder action was not required.

     IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Restated Articles of Incorporation on this 4th day of March, 2005.

Neil Flanzraich
President

Steven D. Rubin Secretary